                       STEALTH MARITIME CORPORATION S.A.

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

                                TABLE OF CONTENTS
1.    APPOINTMENT
2.    TERM
3.    THE MANAGERS GENERAL OBLIGATIONS
4.    MANAGER'S POWERS
5.    TECHNICAL MANAGEMENT SERVICES
      *CREWING
      *REPAIRS
6.    COMMERCIAL MANAGEMENT SERVICES
      *SALE AND PURCHASE
      *CHARTERS
      *OPERATIONS AND FREIGHT COLLECTION
      *INSURANCE
      *ACCOUNTING
      *AUDITING
      *BUDGETS AND MANAGEMENT OF FUNDS
7.    ADMINISTRATION
8.    EXECUTIVE OFFICER SERVICES
9.    REMUNERATION
10.   INDEMNITY
11.   HIMALAYA
12.   FORCE MAJEURE
13.   TERMINATION
14.   MODIFICATION
15.   ASSIGNABILITY OF AGREEMENT
16.   CONFIDENTIALITY
17.   GOVERNING LAW
18.   ARBITRATION
19.   NOTICES
20.   ENTIRE AGREEMENT

                                                                          PAGE 1

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Agreement is made as of June 20th, 2005 between
STEALTHGAS INC. of Marshall Islands (the "Owner") and the companies
(collectively called the "Subsidiaries") identified from time to time on
Schedule A hereto (the "Schedule"), and STEALTH MARITIME CORPORATION S.A. of
Liberia (the "Manager").

Whereas

     (A)  The Subsidiaries are the registered owners of the ships (the
          "Vessels") particularly described in Schedule A annexed hereto, as such Schedule may be amended from time to time.

     (B)  The Owner, the Subsidiaries and the Manager entered into a Management
          Agreement, dated as of December 23, 2004 (the "Appointment Date"), pursuant to which the Manager has been providing technical and commercial management services in respect of the Vessels.

     (C)  The Owner desires the Manager to also provide the services of a chief executive officer and chief financial officer of the Owner (the
          "Executive Officer Arrangements").

     (D)   The parties desire to amend and restate the terms and conditions of the Management Agreement to include the Executive Officer
          Arrangements, and to adopt this Agreement to supersede and replace the
          Management Agreement as the agreement governing the technical and commercial management of the Vessels.

Now therefore the parties hereto agree as follows:

1.     APPOINTMENT

The Manager is hereby appointed by Owner as technical and commercial manager and hereby accepts such appointment on the terms and conditions of this Agreement.

1.0.1  With effect from the date hereof and continuing unless and until terminated as provided herein, the Owner hereby appoints the Manager, and the Manager hereby agrees to act as, manager of the Vessels.

1.0.2  The Manager undertakes to use its best endeavors to provide its
       Management Services specified in clauses 5, 6 and 7 of this Agreement, on behalf of the Owner in accordance with sound ship management practice.

1.0.3  The Manager may, with the consent of StealthGas Inc., appoint sub-managers, at any time throughout the duration of this Agreement, to discharge any of the Manager's duties.

2.     TERM

       This Agreement shall come into effect on the date hereof and shall continue for a period of five years from the Appointment Date. Thereafter it shall be extended on a year to year basis unless either party hereto, at least six months' prior to the end of the then current term, shall give written notice to the other that it wishes to terminate this
       Agreement at the end of the then current term.

3.     The Manager's general obligations

4.

3.0.1  Manager shall, on behalf of Owner, attend to the day-today technical and commercial management of the Vessels in accordance with sound technical and commercial shipping industry standards.

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3.0.2  In the exercise of its duties hereunder Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it by Owner and serve Owner faithfully and diligently in the performance of this Agreement, according to technical and commercial shipping industry standards.

3.0.3  In the performance of this Agreement, Manager shall protect the interests of Owner in all matters directly or indirectly relating to the Vessels.

3.0.4  Manager shall ensure that adequate manpower is employed by it to perform its obligations under this agreement. Insofar as practicable, it shall use its best efforts to ensure fair distribution of available manpower, supplies and services as between the each Vessel and all other vessels under its management.

3.0.5  The Manager will provide to the Owner the services of the Owner's chief executive officer ("CEO") and chief financial officer ("CFO") during the term of this Agreement, for which the Owner will reimburse the Manager for the full amount of compensation paid to the Owner's CEO and CFO by the Manager.

5.     MANAGER'S POWER

5.0.1  Manager is entitled to carry out its duties under the terms of this
       Agreement as provided in relative clauses herein as Owner's agent at its own discretion.

5.0.2  In the performance of this Agreement, Manager shall be authorized to perform the services described in Clauses 5 and 6 and to do all such things or take all such actions related to such performance in accordance with technical and commercial industry standards.

5.0.3  Manager is under no circumstances authorized to mortgage or otherwise encumber the Vessels, as security for loans or other amounts due. To the extent permitted by law, Manager will take all reasonable measures to avoid creating liens on the Vessels for services or necessaries, which are not the responsibility of Owner.

6.     TECHNICAL MANAGEMENT SERVICES

          *CREW

6.0.1  The Manager shall provide adequate and properly qualified Crew for each
       Vessel as required by the Owners, provision of which includes but is not limited to the following functions:

       o    Employment of master, officers, and crew (hereinafter collectively referred to as the "Crew" of the each Vessel);

       o    Arrangement of transportation of the Crew, including repatriation;

       o    Training of the Crew;

       o    Supervision of the efficiency of the Crew and administration of all other Crew matters such as planning for the manning of each Vessel;

       o    Arrangement for payment of the Crew;

       o    Arrangements and administration of pensions and Crew insurance;

       o    Discipline and union negotiations;

       o    Enforcement of appropriate standing orders.

       *REPAIRS AND MAINTENANCE

                                                                          PAGE 3

The Manager shall provide technical management, which includes, but is not limited to the following functions:

5.0.2  Provisions of competent personnel to supervise the maintenance and general efficiency of the Vessels;

5.0.3  Arrangement and supervision of drydockings, repairs, alterations and upkeep of the Vessels to the standards required by the Owner provided that the Manager shall be entitled to incur the necessary expenditure to ensure that each Vessel will comply with all requirements and recommendations of the classification society and with the laws and regulations of the country of registry of such Vessel and of the places where such Vessel trades;

5.0.4  Arrangement of the supply of necessary provisions, stores, spares and lubricating oil;

5.0.5  Appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

5.0.6  Development, implementation and maintenance of a Safety Management System
       (SMS) in accordance with ISM Code;

5.0.7  Maintaining each Vessel in such condition as to be acceptable to major charterers as well oil majors' vetting standards;

5.0.8  Arranging surveys (including oil major vetting) associated with the commercial operation of each Vessel.

6      COMMERCIAL MANAGEMENT SERVICES

6.01   The Manager shall identify vessels for purchase, perform class records review and physical inspection and make recommendation to the Owner as to whether any vessel should be bought. Any costs incurred by the manager for inspection of such vessel for possible purchase to be fully reimbursed by the owner.

6.02   After approval has been granted by the Owner for the purchase of the identified vessel, the Manager shall on behalf of the Owner proceed to purchase same under the best possible terms and conditions in accordance with industry standards.

6.03   Manager shall perform all functions necessary to allow owners to take physical delivery of the vessel and proceed with commercially managing same.

6.04   Manager shall also sell vessel(s) on behalf of the Owner at the Owner's request.

6.05   Manager shall proceed to market the vessel for sale, solicit offers, negotiate the sale of any of the Owner's vessel under the best possible terms and conditions in accordance with industry standards.

6.06   Manager shall perform all functions necessary to enable the Owner to physically deliver the vessel to her contractual buyer.

       *CHARTERS

6.07   Seek and negotiate employment for the each Vessel under voyage or period charter or under any other form of contract and on behalf of the Owner to approve, conclude and execute any such contract.

6.08   Manager shall have the authority to fix voyage charters in accordance with the trading restrictions defined in Clause 6.10.

6.09   Fix the Vessels and Manager's other managed vessels (each an "Other
       Vessel") in a fair manner.

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6.10   Manager will use due diligence to ensure that the Vessels will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence.

       Manager will include in the Charter Parties and an appropriate War Risks
       Clause, Clause Paramount and any other Owner's protective clauses where applicable in accordance with the custom of trade.

6.11   To arrange the scheduling of the each Vessel according to the terms of the Vessel's employment.

6.12   To carry out all necessary communications with shippers, charterers and other involved with their receiving and handling of the each Vessel at the loading and discharging ports, including notices required under the terms of the Vessel's employment.

       On behalf of and in the name of the Owner to issue or cause to be issued to shippers customary bills of lading or other documents required under the terms of the Vessels' employment.

       Owner authorized Manager  to permit cargo discharge in accordance with
       Letter of Indemnities issued, or invocation of same, and signed by the charters and/or bank, working as per Owner's P&I club.

6.13   To invoice on behalf of Owner all freights and other sums due to Owner and accounts receivables arising from the operation of the Vessels. To give receipts therefore, to make any and all claims for monies due to
       Owner and to issue releases upon receipt of payment of such claims and in connection with the settlement of such claims.

       To furnish the Master of the each Vessel appropriate voyage instructions and monitor voyage performance. Manager will use its best efforts to achieve the most economical, efficient and quick dispatch of the each
       Vessel between ports and at ports and terminals.

6.14   With prior consent of Owner, to institute, defend, intervene in, settle, compromise or abandon any legal proceedings by or against Owner or by or against the Vessels or which in any way concerns the Vessels, their freight, earnings and disbursements or concerning the crews and officers on board the Vessels and for the purposes of this clause the expression
       "Legal Proceedings" shall include arbitration, civil regulatory and criminal proceedings of all kinds. The handling of all such claims and legal matters shall always be consistent with the instructions and requirements of the Vessels' P&I club, Hull Underwriters, or other insurers.

       To provide Owner the following services:

o      Appoint and negotiate fees for vessel husbandry agents at ports when necessary.

o      Negotiate, arrange and stem fuel requirements as required for intended trading.

o      Arranging berths or anchorages.

o      Arranging for entry and clearance of the Vessels and all other services relating to the Vessel's movements I port, including tugs and pilots.

o      Preparing laytime statements and or hire statements including obtaining port documents and expense supports necessary for such calculation.

       *INSURANCE

                                                                          PAGE 5

6.15   The Manager shall arrange such insurances as the Owner shall have instructed or agreed, in particular as regards insured values, deductibles and franchises.

       All insurance policies shall be in the joint names of Owner and Manager provided that, unless the Manager give express prior consent, no liability to pay premiums or P&I calls shall be imposed on the Manager, notwithstanding the restrictions on P&I cover which would thereby result.

       *ACCOUNTING AND REPORTING

6.16   The Manager shall:

       Establish an accounting system which meets the requirements of applicable law and provide regular accounting services, supply regular reports and records in accordance herewith;

       Establish an effective system of internal controls as required by applicable law;

       Maintain the records of all costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties;

       Assist the Owner with the preparation of any and all registration statements, periodic or other reports, proxy statements and other documents as may be required by applicable law.

       *AUDITING

6.17   The Manager shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owner and such times as may be mutually agreed.

       BUDGETS AND THE MANAGEMENT OF FUNDS

6.18   The Manager shall present to the Owner annually a budget for the following twelve months in such form as the Owner requires. Annual budgets shall be prepared by the Manager and submitted to the Owner not less than one month before the anniversary date of the Manager's financial year.

       The Owner shall indicate to the Manager its acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Manager shall be entitled to assume that the
       Owner has accepted the said budget.

       Following the agreement of the budget, the Manager shall prepare and present to the owner its estimated for the working capital requirement of the each Vessel and the manager shall each month update this estimate.
       Based thereon, the Manager shall each month request the Owner for the funds required to run the each Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers of provisions. Such funds shall be received by the Manager within ten days after the receipt of such request and shall be held to the credit of the
       Owner in a separate account.

       The Owner shall place with the Manager for the duration of this Agreement an amount equal to one months' estimated running expenses as a working capital reserve. Upon termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this Agreement.

       The Manager shall produce a quarterly comparison between budgeted and actual expenditure of the each Vessel, if required to do so by the Owner.

       Notwithstanding anything contained herein, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the management Services.

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7.     ADMINISTRATION

       Manager shall, at its own expense, provide all office accommodations, office equipment, communication, office stationery and office staff, as is required for the provision of its services hereunder.

       The manager shall handle and settle all claims arising out of the
       Management Services hereunder.

       The Manager shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters effecting the interest of the
       Owner respect of the Vessels.

       The Owner shall arrange for the provision of any necessary guarantee bond or security.

       Any costs incurred by the Manager in carrying out its obligations according to this Agreement shall be settled by the Owner.

8.     EXECUTIVE OFFICER SERVICES

       8.0.1(a) The Manager will provide to the Owner the services of the
       Owner's CEO and CFO during the term of this Agreement, for which the
       Owner will reimburse the Manager for the full amount of compensation paid by the Manager to the Owner's CEO and CFO to serve as the Owner's CEO and
       CFO, respectively, during the term of this Agreement.

       8.0.2 The Manager will use its best efforts to enter into employment agreements with such individuals as are identified from time to time by the Board of Directors of the Owner, in its sole discretion, to serve as
       CEO and CFO of the Owner on terms and conditions satisfactory to the
       Owner. Without limiting the generality of the foregoing, all material terms of such employment agreements, including, without limitation, the duration, the termination provisions thereof, the compensation (including base salary, bonus and other compensation) payable thereunder and the permitted number of vacation days, shall be subject to the prior written approval of the Owner.

       8.03 The Manager shall report to the Board of Directors of the Owner not less than once every 90 days with respect to the performance by the CEO and CFO of their respective duties during such time period.

       8.04 The Board of Directors of the Owner, in its sole discretion, shall be entitled to direct the Manager (i) to remove any individual serving as
       CEO or CFO of the Owner from such position and (ii) to appoint such other individual to serve as suecessor CEO or CFO, as the case may be, of the
       Owner as the Board of Directors of the Owner shall select. Furthermore, the Manager agrees that it will not remove the individuals serving from time to time as the CEO or CFO of the Owner from their respective positions without the prior written consent of the Owner. In the event the Owner requires the Manager to terminate the CEO or CFO, the Owner will indemnify the Manager for any damages arising out of such termination, including for breach of any employment agreement.

9.     REMUNERATION

9.0.1  In consideration of the obligations undertaken by Manager under this
       Agreement, Owner shall pay Manager a commission fee equal to one and a quarter of one per cent (1.25%) calculated on the gross freight, demurrage and charter hire obtained for the employment of the Vessels on contracts or charter parties entered into by Manager during the term of this Agreement, payable to Manager on the dates when such freight demurrage of charter-hire, as the case may be, is paid or otherwise collected.

9.0.2  Owner shall also pay a commission fee equal to one percent (1.0%)
       calculated on the price set forth in the memorandum of agreement for any vessel bought or sold for and on behalf of STEALTHGAS INC.

9.0.3  In addition to the commission fees due to Manager under Clauses 9.0.1 and
       9.0.2 above and for as long as this Agreement is in effect, Owner shall also pay Manager a management fee of US$390-per day per

                                                                          PAGE 7

       vessel payable monthly in advance (pro-rated for the number of days the
       Owner owns each Vessel during the month), except that for any vessel operating on bareboat charter, Owner shall pay Manager a management fee of US$125-per day per vessel. The management fees set forth in this clause 9.03 are based on a U.S. Dollar/Euro exchange rate of 1.25:1.00, and the management fees payable during any particular calendar quarter during the term of this Agreement will be adjusted from the management fees set forth in this clause 9.0.3 based on the U.S. Dollar/Euro exchange rate published by Bloomberg LP two days prior to the end of the preceding calendar quarter.

9.0.4  The Manager shall at no extra cost to the Owner, provide its own office accommodation, office staff and stationery.

9.0.5  Unless the Agreement is terminated by Owner is accordance with Clauses
       13.0.3 (iii) and (iv) of this Agreement or by reason of default by gross negligence or misconduct of Manager, its Directors, officers and/or employees in the performance under this Agreement, upon termination of this Agreement in relation to a Vessel, the Management Fee will be continued at the above rate in effect for 90 days from the date of termination. This is to cover operational and accounting costs of finalizing such Vessel's disbursements, demurrage, etc. In addition, the
       Owner shall continue to pay the following:

i)     Crew support costs for a further period of three calendar months; and

ii)    An equitable proportion of any management staff redundancy costs which may materialize.

9.0.6  SUPERINTENDENTS' FEES

       When necessary or desirable to evaluate the Vessel's physical condition, and/or supervise ship board activities, and/or attend to repairs and drydockings the Manager shall arrange for visitations by a Superintendent at various intervals during the term of this Agreement.

       Should it be necessary for a Superintendent to visit a Vessel for a period of greater than 5 days during any successive twelve-month term
       (the first term commencing from the Appointment Date) the Manager shall be entitled to charge the Owner $500 for every additional day.

10.    INDEMNITY

10.0.1 Except as provided in 10.0.2 below, neither Manager nor any officer, director, shareholder or employee thereof shall be liable to Owner or to any third party, including any Master, Office or Crewmember employed on a
       Vessel or in connection therewith, for any loss or damage arising directly or indirectly out of the performance by Manager of any of its obligations in respect of the Vessels under this Agreement. Owner shall indemnify and hold harmless and defend Manager, its officers, directors, shareholders and employees against any and all claims and demands
       (including costs and reasonable attorneys fees of defending such claims or demand) and any other losses or liabilities arising directly or indirectly out of the performance by Manager of any of its duties in respect of the Vessels under this Agreement.

10.0.2 The provisions of Clause 10.0.1 shall not apply with respect to any loss,
       Damage, claim, demand, or liability if and to the extent that the same results for manager's, its officers', Directors', Shareholders' or
       Employees' gross negligence or willful misconduct in the performance of its duties under this Agreement.

10.0.3 Clause 10 shall survive termination of this Agreement.

11.    HIMALAYA

       "Himalaya" It is hereby expressly agreed that no employee or agent of the
       Manager (including every sub-contractor form time to time employed by the
       Manager) shall in any circumstances whatsoever be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or

                                                                          PAGE 8

       in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption form liability, defense and immunity of whatsoever nature applicable to the Manager to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including subcontractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.    FORCE MAJEURE

       12.0.1 Neither party shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control due to civil war, insurrections, piracy, terrorism, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slowdown, or interruption of work.

       12.0.2 In the event that a situation giving rise to force majeure which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

l3.    TERMINATION

13.0.1 The Manager shall be entitled to terminate the Agreement by notice in writing if any moneys payable by the Owner shall not have been received in the Manager's nominated account within ten days of payment having been requested in writing by the Manager. The Manager shall also be entitled to terminate this Agreement by notice in writing if after the receipt of written notice of objection thereto from the Manager to the Owner, the
       Owner proceeds to employ a Vessel in a trade or in a manner which is, in the opinion of the Manager, likely to be detrimental to its reputation as
       Manager or be prejudicial to the commercial interest of the Manager.

13.0.2 The Owner shall be entitled to terminate Manager's appointment hereunder by providing notice as per clause 2 to the Manager if:

       a) Any money payable to Owner under or pursuant to this Agreement is not promptly paid or accounted for in full by Manager in accordance with the provisions of this Agreement, or

       b) Manager neglects or fails to perform its principal duties and obligations under this Agreement in any material respect, and such neglect or failure is not remedied within 30 days after written notice of the same is given to Manager by Owner.

13.0.3 Notwithstanding the provision in Clause 13.0.1 and Clause 13.0.2 of this
       Agreement and without prejudice to the accrued rights, if any, or
       Remedies of the parties under or pursuant to this Agreement.

       (i)   If Owner ceases to be the owner of a Vessel by reason of a sale thereof; or

       (ii)  If a Vessel becomes an actual or constructive or compromised or arranged total loss; or

       (iii) If a Vessel is requisitioned for title or any other compulsory acquisition of a Vessel occurs, otherwise than by requisition for hire; or

       (iv)  If a Vessel is captured, seized, detained or confiscated by any government or persons acting or purporting to act on behalf of any government and is not released from such capture, seizure, detention or confiscation;

                                                                          PAGE 9

       then this Agreement shall no longer apply to that Vessel; or

       (v)   If Owner or the Manager ceases to conduct business, or all or substantially all of the properties or assets of either such party is sold, seized or appropriated; or

       (vi)  Owner or Manager shall file a petition under any bankruptcy law or shall make an assignment for the benefit of its creditors, or otherwise seek relief under any law for the protection of debtors or shall adopt a plan of liquidation, or a petition shall be filed against Owner or Manager seeking to have it declared an insolvent or a bankrupt, and such petition is not dismissed or stayed within
             90 days of its filing, or if Owner or Manager shall admit in writing its insolvency or its inability to pay its debts as they mature, or if an order is made for the appointment of a liquidator, manager, receiver or trustee of Owner or Manager of all or a substantial part of its assets, then this Agreement shall forthwith terminate and be of no further force and effect.

13.0.4 For the purpose of clause 13.0.3 hereof

       (i)   The date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owner or its designee ceases to be registered as the Owner of the Vessel.

       (ii)  A Vessel shall not be deemed to be lost unless either the Vessel has become an actual total loss or agreement has been reached with the underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with the underwrites is not reached it is adjudged by a competent tribunal that a
             constructive loss of the vessel has occurred.

       (iii) The termination of this Agreement shall be without prejudice to all rights accrued due between Manager and Owner prior to the date of termination.

14.    MODIFICATION OF AGREEMENT

       No modification or any further representation, promise, or agreement in connection with subject matter under this Agreement shall be binding, unless made in writing and signed on behalf of the parties by duty authorized representatives.

15.    ASSIGNABILITY OF AGREEMENT

       This Agreement is not assignable by either party without the prior written consent of the other.

16.    CONFIDENTIALITY

       Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Owner or
       Owner's principals obtained by Manager in the performance of this
       Agreement shall be kept strictly confidential.

       Except as may be required by applicable law this Agreement including all terms, details conditions and period is to be kept private and confidential and beyond the reach of any third party. Notwithstanding the foregoing, the Owner shall be permitted to file this Agreement as an exhibit to any registration statement filed by the Owner with the U.S.
       Securities and Exchange Commission in connection with the initial public offering of its capital stock.

       Except as may be required by applicable law, any non-public or confidential information relating to the business or affairs of Manager and/or Manager's Principals obtained by Owner or Owner's Principals in the performance of this Agreement shall be kept strictly confidential.

17.    GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with
       Greek Law.

18.    ARBITRATION

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18.0.1 All disputes arising out of this Agreement shall be arbitrated at London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chose. Their decision or that of any two of them shall be final and for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matter. Such arbitration is to be conducted in accordance with the rules of the London
       Maritime Arbitrators Association terms current at the time when the arbitration proceeding are commenced and in accordance with the
       Arbitration Act 1996 or any statutory modification or re-enactment thereof.

18.0.2 In the event that Owner or Manager shall state a dispute and designated an Arbitrator, in writing, the other party shall have twenty (20) days, excluding Saturdays, Sundays and legal holidays to designated it's arbitrator, failing which the appointed arbitrator can render an award hereunder.

18.0.3 The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the
       Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Clause may include costs, including a reasonable allowance for attorneys' fees and judgments may be entered upon any award made herein in any court having jurisdiction.

19.    NOTICES

19.0.1 Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending same by registered airmail electronic-mail, telex, facsimile or by delivering the same
       (against receipt) to the address of the party to be served to such address as may from time to time be notified by that party for the purpose.

19.0.2 Any notice served by post as aforesaid shall be deemed conclusively duly served five days after the same shall have posted. Notices served by telex aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice

19.0.3 Notices to Manager shall be made as follows:

       Apollon Business Center- Building No. 2
       331, Kifisia Avenue, Kifisia
       145 61, Athens
       Phone: +30-210-6252849
       Fax: +30-210-6252817
       E-mail: maritime@stealth.gr

       Notices to Owner shall be made as follows:

       Apollon Business Center- Building No. 2
       331, Kifisia Avenue, Kifisia
       145 61, Athens
       Phone: +30-210-6250001-15
       Fax: +30-210-6250018-019
       E-mail: maritime@brave.gr

ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, either verbal or written, between the parties with respect to such subject matter, and no amendment of any provision hereof will be binding upon any party unless in writing and signed by the party agreeing to such amendment.

                                                                         PAGE 11

/s/ Harry N. Vafias                     /s/ Illegible
-------------------------------------   ----------------------------------------
FOR AND ON BEHALF OF OWNER              FOR AND ON BEHALF OF MANAGER
CEO STEALTHGAS INC

                                 ADDENDUM NO. 1

       To the Management Agreement dated 20(th) June 2005 as amended and reinstated (the "Management Agreement"),
                                    Between
                 STEALTHGAS INC., of Marshall Islands, as Owner
                                      and
               STEALTH MARITIME CORP. S.A., of Liberia as Manager

It is hereby mutually agreed and confirmed between the Owner and the Manager that pursuant to clause 9.0.3 of the Management Agreement the management fee is increased to USD $440 per day with effect as from the 1st day of January 2007.

All other terms and conditions remain unaltered and in full force and effect.

                                                 Date: 1st January 2007

The Owner                                        The Manager

/s/ Harry Vafias                                 /s/ Despina Stamatopolou
----------------                                 ------------------------
By: Harry Vafias                                 By: Despina Stamatopolou
Title: CEO                                       Title: Director